Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Investors Paul Massoud 813-775-4260 paul.massoud@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2023 RESULTS
•Second quarter net income of $369 million, Adjusted EBITDA(1) of $744 million
•Cash from operations of $1.1 billion, free cash flow(1) of $197 million
•Esterhazy nameplate capacity validated at 7.8 million tonnes
TAMPA, FL, August 1, 2023 - The Mosaic Company (NYSE: MOS), reported net income of $369 million, or $1.11 per diluted share, for the second quarter of 2023. Adjusted EPS(1) was $1.04 and Adjusted EBITDA(1) was $744 million. Gross margin was $571 million.

“The investments we've made in our business over the last decade are yielding results,” said President and CEO Joc O’Rourke. “Our Esterhazy potash complex is now the largest in the world and our Fertilizantes business in Brazil accounts for nearly a quarter of all fertilizer sales in one of the most dynamic ag markets in the world. Mosaic is well positioned to capitalize on the fertilizer market's recovery, which is well underway."

Highlights:
•Second quarter revenues totaled $3.4 billion, down 37 percent from the year ago period, reflecting the impact of lower selling prices. The gross margin rate in the second quarter was 16.8 percent, down from 34.4 percent in the year ago period.
•Net Income in the second quarter totaled $369 million, compared with $1.0 billion in the year ago period. Adjusted EBITDA(1) totaled $744 million, compared with $2.0 billion in the second quarter of 2022. Cash from operating activities totaled $1.1 billion and free cash flow(1) totaled $197 million. This compares to $1.6 billion and $794 million, respectively, in the year ago period.
•Potash operating earnings were $328 million in the second quarter, compared to $915 million last year. Adjusted EBITDA(1) totaled $408 million, compared to $998 million in the same period last year, reflecting the impact of lower prices. In July, we restarted the Colonsay potash mine to mitigate the short-term impact of reduced output related to planned summer maintenance at the Esterhazy potash complex and help manage inventory levels. During the second quarter, total nameplate capacity at our Esterhazy operations was independently validated by a third party to be 7.8 million tonnes.
•Phosphate operating earnings were $146 million in the second quarter, compared to $578 million in the prior year period. Adjusted EBITDA(1) totaled $385 million, compared to $758 million in the second quarter of 2022. Segment results reflected the impact of lower prices and higher conversion costs, somewhat offset by the benefit of declining raw material costs.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Mosaic Fertilizantes reported an operating loss of $20 million in the second quarter, compared to positive $420 million in the prior year period. Adjusted EBITDA(1) totaled positive $66 million during the quarter, down from $444 million in the second quarter of 2022. Second quarter results reflected the impact of lower pricing for both the production and distribution businesses, compared to the same period last year.
2023 Capital Allocation Strategy
The company remains committed to the three pillars of its capital allocation strategy:
•Mosaic remains focused on high-returning investments with modest capital requirements that include the expansion of MicroEssentials capacity at our Riverview facility, construction of the new Palmeirante blending and distribution facility in Brazil, pursuit of a commercial purified phosphoric acid plant in North America, and the installation of a Hydrofloat flotation system at Esterhazy's K2 mill. Total expected capital expenditures in 2023 remain unchanged at $1.3-$1.4 billion.

•Mosaic continues to expect to return largely all of 2023 free cash flow(1) to shareholders. Mosaic returned $676 million to shareholders during the first six months of 2023 through share repurchases and dividends.

•Mosaic is committed to maintaining a strong balance sheet. The company closed on a $700 million 10-year term loan facility through the Farm Credit System in the second quarter that provides the company with additional flexibility to manage capital, which includes upcoming debt obligations.

Second Quarter Segment Results

Potash Results	Q2 2023	Q1 2023	Q2 2022
Sales Volumes million tonnes*	2.2	1.9	2.3
MOP Selling Price(2)	$326	$421	$678
Gross Margin (GAAP) per tonne	$155	$216	$403
Adjusted Gross Margin (non-GAAP) per tonne(1)	$155	$216	$403
Operating Earnings - millions	$328	$402	$915
Segment Adjusted EBITDA(1) - millions	$408	$474	$998
*Tonnes = finished product tonnes

Net sales in the Potash segment totaled $849 million, down from $1.6 billion one year ago. Gross margin was $336 million compared to $928 million for the same period a year ago, driven by lower average selling prices. Gross margin per tonne was $155 compared to $403 in the prior-year period.
Total potash production was 1.9 million tonnes, down from 2.4 million tonnes in the prior year period, reflecting the impact of idled production at Colonsay. Sales volumes totaled 2.2 million tonnes, down from 2.3 million tonnes in the prior year quarter.
In July, the Colonsay potash mine was restarted to offset the short-term impact of Esterhazy's planned summer maintenance. Sales volumes in the third quarter are expected to be in the range of 2.1-2.3 million tonnes. We expect realized mine-gate MOP prices in the range of $250-$300 per tonne.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Phosphate Results	Q2 2023	Q1 2023	Q2 2022
Sales Volumes million tonnes*	1.9	1.8	1.7
DAP Selling Price(4)	$585	$660	$920
Gross Margin (GAAP) per tonne	$112	$141	$383
Adjusted Gross Margin (non-GAAP) per tonne(1)	$129	$141	$383
Operating Earnings - millions	$146	$266	$578
Segment Adjusted EBITDA(1) - millions	$385	$382	$758
*Tonnes = finished product tonnes

Net sales in the Phosphate segment were $1.3 billion, down from $1.8 billion in the prior year period. Gross margin was $216 million, compared to $642 million for the same period a year ago, as lower pricing and higher conversion costs were somewhat offset by higher sales volumes. Gross margin per tonne was $112 compared to $383 in the prior-year period.
Production of finished phosphates totaled 1.7 million tonnes, up 1 percent year-over-year, and sales volumes totaled 1.9 million tonnes, up 15 percent year-over-year, driven by strong demand in North America. Costs during the quarter were impacted by additional maintenance expenses and reduced absorption. We expect conversion costs to moderate as the year progresses.
We expect sales volumes in the third quarter to be 1.7-1.9 million tonnes, with DAP prices on an FOB basis averaging $475-$525 per tonne. We expect margins will benefit from lower raw material costs in the third quarter.

Mosaic Fertilizantes Results	Q2 2023	Q1 2023	Q2 2022
Sales Volumes million tonnes*	2.4	2.1	2.3
Finished Product Selling Price	$595	$646	$974
Gross Margin (GAAP) per tonne	$5	$(1)	$194
Adjusted Gross Margin (non GAAP) per tonne(1)	$11	$(1)	$194
Operating Earnings - millions	$(20)	$(32)	$420
Segment Adjusted EBITDA(1) - millions	$66	$3	$444
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $1.4 billion, down from $2.3 billion in the prior year period due to lower pricing. Gross margin was $13 million, compared to $450 million for the same period a year ago. Prices continued to decline before stabilizing late in the quarter and this impacted margins across both the production and distribution businesses.
Looking ahead, seasonal demand acceleration is expected to drive significant sequential improvement in third quarter operating results across both production and distribution.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4)Average DAP Selling Price (fob plant)

Other
Selling, general, and administrative costs (SG&A) were $130 million, up from $108 million in the year-ago period reflecting the impact of our Global Digital Acceleration efforts and other corporate initiatives during the quarter. The effective tax rate during the quarter was 22.8 percent.
Mosaic recognized earnings from equity investments of $13 million.
Market Outlook
Grain and oilseed markets are expected to remain tight through 2023 and likely beyond. The disruption to Ukraine's agricultural production caused by war, coupled with reduced fertilization and sub-optimal weather in major growing regions threaten global agricultural production. This suggests that global stocks-to-use ratios for grains and oilseeds will remain under pressure.
Agriculture fundamentals are driving crop prices higher and leading to favorable grower economics. In North America, a strong spring application season depleted fertilizer inventories, which are now being replenished. In Brazil, an attractive fertilizer-to-soybean barter ratio suggests a recovery in fertilizer shipments in 2023.
For both potash and phosphates, supply constraints remain. In potash, we expect 2023 shipments from Belarus will be down 5-6 million tonnes from pre-sanction export rates, while North American potash exports are limited by constraints at western ports. In phosphates, China's exports are expected to see only a modest recovery from the lows in 2022 but remain well below shipments seen in 2021. In both phosphates and potash, the fundamental tightness in global markets is expected to persist through 2023 and likely beyond.

2023 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2023:

Modeling Assumptions	Full Year 2023
Total Capital Expenditures	$1.3 - 1.4 billion
Depreciation, Depletion & Amortization	$850 - $870 million
Selling, General, and Administrative Expense	$475 - $500 million
Net Interest Expense	$170 - $180 million
Effective tax rate	Mid 20’s %
Cash tax rate	Low 20's %
Sensitivities Table
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2022 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2022 Actual
Average MOP Price / tonne (fob mine)(6)	$10/mt price change = $60 million (5)	$632
Average DAP Price / tonne (fob plant)(6)	$10/mt price change = $90 million	$804
Average BRL / USD	0.10 change, unhedged = $10 million(7)	5.16
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(5) Includes impact of Canadian Resource Tax
(6) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(7) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Wednesday, August 2, 2023, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 412-902-6506, Conference ID: 2580806 . All earnings-related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, adjusted gross margin referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding and/or including certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended September 30, 2021, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2023, the company reported the following notable items which, combined, positively impacted earnings per share by $0.07:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Unrealized foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$114	$(28)	$0.26
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	34	(9)	0.08
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(13)	3	(0.03)
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	2	—	—
ARO Adjustment	Phosphate	Other operating income (expense)	(28)	7	(0.06)
Environmental reserve	Phosphate	Other operating income (expense)	(37)	9	(0.08)
Land reclamation	Phosphate	Cost of goods sold	(31)	8	(0.07)
Total Notable Items			$29	$(7)	$0.07
For the three months ended June 30, 2022, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.79):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(227)	$57	$(0.47)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(59)	15	(0.12)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(9)	3	(0.03)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(14)	(0.04)
Realized gain (loss) on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	(26)	7	(0.05)
Gain on sale of plant	Mosaic Fertilizantes	Other operating income (expense)	7	(2)	0.02
ARO Adjustment	Phosphates	Other operating income (expense)	(5)	1	(0.01)
Environmental reserve	Phosphates	Other operating income (expense)	(30)	7	(0.06)
Write down of investment	Corporate and Other	Other non-operating income (expense)	(12)	3	(0.02)
Inventory lower of cost or market	Corporate and Other	Cost of goods sold	(3)	1	(0.01)
Total Notable Items			$(364)	$78	$(0.79)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$3,394.0	$5,373.1	$6,998.3	$9,295.4
Cost of goods sold	2,822.9	3,526.8	5,756.8	6,010.0
Gross margin	571.1	1,846.3	1,241.5	3,285.4
Selling, general and administrative expenses	129.9	108.2	257.6	240.6
Other operating expense	72.0	63.9	70.1	114.8
Operating earnings	369.2	1,674.2	913.8	2,930.0
Interest expense, net	(36.0)	(34.1)	(77.1)	(73.4)
Foreign currency transaction gain	148.5	(227.2)	199.9	83.5
Other expense	(7.1)	(35.7)	(16.0)	(35.5)
Earnings from consolidated companies before income taxes	474.6	1,377.2	1,020.6	2,904.6
Provision for income taxes	108.4	369.3	226.7	741.7
Earnings from consolidated companies	366.2	1,007.9	793.9	2,162.9
Equity in net earnings of nonconsolidated companies	12.9	35.9	44.2	66.6
Net earnings including noncontrolling interests	379.1	1,043.8	838.1	2,229.5
Less: Net earnings attributable to noncontrolling interests	10.1	7.9	34.3	11.6
Net earnings attributable to Mosaic	$369.0	$1,035.9	$803.8	$2,217.9
Diluted net earnings per share attributable to Mosaic	$1.11	$2.85	$2.39	$6.05
Diluted weighted average number of shares outstanding	333.7	363.1	336.2	366.5

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$626.1	$735.4
Receivables, net, including affiliate receivables of $32.6 and $291.5, respectively	1,222.2	1,699.9
Inventories	3,148.7	3,543.1
Other current assets	714.7	578.2
Total current assets	5,711.7	6,556.6
Property, plant and equipment, net of accumulated depreciation of $9,458.6 and $8,944.9, respectively	13,094.6	12,678.7
Investments in nonconsolidated companies	893.1	885.9
Goodwill	1,138.6	1,116.3
Deferred income taxes	793.9	752.3
Other assets	1,508.3	1,396.2
Total assets	$23,140.2	$23,386.0
Liabilities and Equity
Current liabilities:
Short-term debt	$229.0	$224.9
Current maturities of long-term debt	969.6	985.3
Structured accounts payable arrangements	592.5	751.2
Accounts payable, including affiliate payables of $445.8 and $353.2, respectively	1,233.0	1,292.5
Accrued liabilities	1,815.3	2,279.9
Total current liabilities	4,839.4	5,533.8
Long-term debt, less current maturities	2,423.3	2,411.9
Deferred income taxes	1,031.1	1,010.1
Other noncurrent liabilities	2,291.0	2,236.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 393,818,064 shares issued and 332,234,087 shares outstanding as of June 30, 2023, 391,964,464 shares issued and 339,071,423 shares outstanding as of December 31, 2022	3.3	3.4
Capital in excess of par value	8.1	—
Retained earnings	14,364.8	14,203.4
Accumulated other comprehensive loss	(1,971.2)	(2,152.2)
Total Mosaic stockholders' equity	12,405.0	12,054.6
Noncontrolling interests	150.4	139.6
Total equity	12,555.4	12,194.2
Total liabilities and equity	$23,140.2	$23,386.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net cash provided by operating activities	$1,072.7	$1,585.1	$1,221.7	$2,091.3
Cash Flows from Investing Activities:
Capital expenditures	(310.3)	(262.6)	(631.8)	(553.1)
Purchases of available-for-sale securities - restricted	(207.2)	(368.1)	(811.8)	(425.9)
Proceeds from sale of available-for-sale securities - restricted	205.6	363.3	796.8	415.2
Proceeds from sale of business	—	—	158.4	—
Acquisition of business	—	—	(41.0)	—
Other	0.4	2.7	(3.5)	1.9
Net cash used in investing activities	(311.5)	(264.7)	(532.9)	(561.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(2,167.7)	(27.6)	(5,295.6)	(119.3)
Proceeds from issuance of short-term debt	1,943.0	17.6	5,299.5	130.3
Payments of inventory financing arrangement	(601.4)	(698.8)	(601.4)	(1,250.4)
Proceeds from inventory financing arrangement	200.6	246.0	601.4	947.7
Payments of structured accounts payable arrangements	(390.7)	(308.2)	(771.9)	(770.7)
Proceeds from structured accounts payable arrangements	425.6	232.8	595.4	796.4
Collections of transferred receivables	569.5	236.6	1,177.7	683.5
Payments of transferred receivables	(480.5)	(389.0)	(1,087.5)	(764.6)
Payments of long-term debt	(14.1)	(14.5)	(29.1)	(28.6)
Repurchases of stock	—	(577.3)	(456.0)	(999.4)
Cash dividends paid	(67.7)	(53.9)	(220.1)	(94.5)
Other	(23.2)	5.1	(28.0)	13.4
Net cash used in financing activities	(606.6)	(1,331.2)	(815.6)	(1,456.2)
Effect of exchange rate changes on cash	9.2	(33.2)	13.5	(2.1)
Net change in cash, cash equivalents and restricted cash	163.8	(44.0)	(113.3)	71.1
Cash, cash equivalents and restricted cash - beginning of period	477.0	901.4	754.1	786.3
Cash, cash equivalents and restricted cash - end of period	$640.8	$857.4	$640.8	$857.4

	Three months ended

	June 30, 2023	June 30, 2022
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$626.1	$839.1
Restricted cash in other current assets	9.5	9.4
Restricted cash in other assets	5.2	8.9
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$640.8	$857.4
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Net income attributable to Mosaic	$369.0	$1,035.9	$803.8	$2,217.9
Basic weighted average number of shares outstanding	332.2	359.5	333.8	362.8
Dilutive impact of share-based awards	1.5	3.6	2.4	3.7
Diluted weighted average number of shares outstanding	333.7	363.1	336.2	366.5
Basic net income per share attributable to Mosaic	$1.11	$2.88	$2.41	$6.11
Diluted net income per share attributable to Mosaic	$1.11	$2.85	$2.39	$6.05
Notable items impact on net income per share attributable to Mosaic	0.07	(0.79)	0.21	(0.01)
Adjusted diluted net income per share attributable to Mosaic	$1.04	$3.64	$2.18	$6.06

Free Cash Flow

	Three months ended June 30,
	2023	2022
Net cash provided by operating activities	$1,073	$1,585
Capital expenditures	(310)	(263)
Working capital financing(a)	(566)	(528)
Free cash flow	$197	$794

(a) Includes net proceeds (payments) from inventory financing arrangements, structured accounts payable arrangements and commercial paper borrowings.

Adjusted EBITDA

Consolidated Earnings (in millions)	Three months ended June 30,
	2023	2022
Consolidated net earnings attributable to Mosaic	$369	$1,036
Less: Consolidated interest expense, net	(36)	(34)
Plus: Consolidated depreciation, depletion and amortization	244	245
Plus: Accretion expense	23	20
Plus: Share-based compensation expense	9	(1)
Plus: Consolidated provision for income taxes	108	369
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	13	36
Plus: Notable items	(32)	361
Adjusted EBITDA	$744	$2,028

	Three months ended
	June 30,	March 31,	June 30,
Potash Earnings (in millions)	2023	2023	2022
Operating Earnings	$328	$402	$915
Plus: Depreciation, Depletion and Amortization	74	70	81
Plus: Accretion Expense	2	2	2
Plus: Foreign Exchange Gain (Loss)	23	3	(23)
Plus: Notable Items	(19)	(3)	23
Adjusted EBITDA	$408	$474	$998

	Three months ended
	June 30,	March 31,	June 30,
Phosphates Earnings (in millions)	2023	2023	2022
Operating Earnings	$146	$266	$578
Plus: Depreciation, Depletion and Amortization	129	116	133
Plus: Accretion Expense	16	16	14
Plus: Foreign Exchange Gain (Loss)	(2)	(2)	—
Plus: Other Income (Expense)	(1)	—	(24)
Plus: Dividends received from equity investment	—	25	—
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	12	25	9
Plus: Notable Items	109	(14)	66
Adjusted EBITDA	$385	$382	$758

	Three months ended
	June 30,	March 31,	June 30,
Mosaic Fertilizantes (in millions)	2023	2023	2022
Operating Earnings (Loss)	$(20)	$(32)	$420
Plus: Depreciation, Depletion and Amortization	38	32	27
Plus: Accretion Expense	5	5	4
Plus: Foreign Exchange Gain (Loss)	73	23	(83)
Plus: Other Income (Expense)	(1)	(1)	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	(2)	—	(1)
Plus: Notable Items	(31)	(24)	76
Adjusted EBITDA	$66	$3	$444

	Three months ended
Potash Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2023	2023	2022
Gross margin / tonne	$155	$216	$403
Notable items in gross margin / tonne	—	—	—
Adjusted gross margin / tonne	$155	$216	$403

	Three months ended
Phosphate Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2023	2023	2022
Gross margin / tonne	$112	$141	$383
Notable items in gross margin / tonne	17	—	—
Adjusted gross margin / tonne	$129	$141	$383

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2023	2023	2022
Gross margin / tonne	$5	$(1)	$194
Notable items in gross margin / tonne	6	—	—
Adjusted gross margin / tonne	$11	$(1)	$194